Exhibit 10.26

THIS NOTE, THE SHARES ISSUABLE UPON CONVERSION OF THE NOTE AND THE UNITS THAT MAY BE ISSUED IN PAYMENT OF INTEREST DUE UNDER THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.  NEITHER THE NOTE NOR SUCH SHARES OR UNITS MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR
AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY, THAT AN
EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

AETHLON MEDICAL, INC.

AMENDED AND RESTATED
12% SERIES A CONVERTIBLE NOTE

No. ____	$____________

FOR VALUE RECEIVED, Aethlon Medical, Inc., a Nevada corporation (the "Company"), promises to pay to ________________________________________, or registered assigns (the "Holder"), the sum of ________________________ in lawful money of the United States of America on or before the Maturity Date as defined herein, with all Interest thereon as defined and specified herein.  This Note includes various advances (the “Advances”) that the Holder has made to the Company since July 2005.  This Note is issued as an amendment of that certain Amended and Restated 10% Series A Convertible Note dated November 29, 2007 and any notes predecessor thereto issued by the Company to the Holder prior to the Issue Date (the “Prior Notes”), and all amendments to the Prior Notes, including that certain allonge entered into between the Company and the Holder on March 5, 2007 (the “Allonge”).

1.   Interest and Liquidated Damages.

1.1   Commencing on the Issue Date, this Note shall bear interest ("Interest") equal to twelve percent (12%) per annum on the unpaid principal balance, computed on a three hundred sixty (360)-day year, during the term of the Note.  Prior to the Issue Date, Interest due under the Prior Notes accrued on each Advance at a rate of ten percent (10%) per annum, commencing on the date of the Advance, as set forth on Exhibit A to this Note.  Except as set forth in Paragraph 1.2 below, the Company shall pay all accrued Interest on a quarterly basis on the fifteenth day of January, April, July and October of each year until the Maturity Date, when all accrued but unpaid Interest will be due and payable.  In no event shall the rate of Interest payable on this Note exceed the maximum rate of Interest permitted to be charged under applicable law.

1.2   On June 14, 2010 (the “Interest Payment Date”), the Company will pay Interest and Default Interest (as defined in Paragraph 11.5) accrued under this Note and the Prior Notes from February 1, 2010 through the Interest Payment Date and will prepay Interest scheduled to accrue under this Note following the Interest Payment Date through December 31, 2010 (the “Combined Interest Payment”).  On the Interest Payment Date, the Company also will pay liquidated damages due through July 31, 2010 under that certain Registration Rights Agreement dated as of November 29, 2007 between the Holder and the Company (the “November 2007 Registration Rights Agreement”). The Company will pay the Combined Interest Payment and the liquidated damages in units (“Units”) at the rate of $0.20 per Unit (the “Interest Payment Rate”).  Each Unit shall be composed of one share of the Company’s Common Stock and one Amended and Restated Class A Common Stock Purchase Warrant (the “Amended Class A Warrant”).  The Company shall pay the Combined Interest Payment and the liquidated damages by issuing ________________ Units and shall pay all accrued Interest thereafter in Units at the Interest Payment Rate.  Each Amended Class A Warrant will be exercisable to purchase one share of Common Stock at a price of $0.20 per share.  The form of Amended Class A Warrant is set forth as Exhibit C. The Company previously issued to the Holder ______________ Class A Common Stock Purchase Warrants (the “Prior Class A Warrants”) in satisfaction of Interest and Default Interest accrued under the Prior Notes through January 31, 2010 and liquidated damages due through September 30, 2008 under the November 2007 Registration Rights Agreement. Concurrently herewith, the Company will issue ___________ Amended Class A Warrants to the Holder as an amendment of such Prior Class A Warrants.

1.3   All Interest accrued but unpaid under this Note after the Interest Payment Date will, at the option of the Company, be payable in cash or in Units, valued at the Interest Payment Rate, as such term is defined in this Note; provided that, if, subsequent to the Combined Interest Payment, the Company is in default under this Note at the time an Interest payment becomes due and payable, it will be the Holder’s option as to whether to accept payment of such Interest in cash or in Units.  No fractional shares will be issued.  In lieu thereof, the Company will pay cash for fractional share amounts equal to the fair market value of the Common Stock as quoted as the closing bid price of the Common Stock on the date of payment.

1.4   The Company previously issued to the Holder ______________ Class A-1 Common Stock Purchase Warrants (the “Prior Class A-1 Warrants”) in satisfaction of the liquidated damages due the Holder through November 29, 2007 under that certain Registration Rights Agreement dated April 21, 2007 between the Holder and the Company.  Concurrently herewith, the Company will issue ___________ Amended and Restated Class A-1 Common Stock Purchase Warrants (the “Amended Class A-1 Warrants”) to the Holder as an amendment of such Prior Class A-1 Warrants. Each Amended Class A-1 Warrant will be exercisable to purchase one share of Common Stock at a price of $0.20 per share. The form of Amended Class A-1 Warrant is set forth as Exhibit D.

1.5   In connection with the issuance of a Prior Note, the Company issued to the Holder a Class A Principal Common Stock Purchase Warrant (the “Prior Class A Principal Warrant”) exercisable to purchase a total of ________________ shares of Common Stock. Concurrently herewith, the Company will issue an Amended and Restated Class A Principal Common Stock Purchase Warrant (the “Amended Class A Principal Warrant”) to the Holder as an amendment of such Prior Class A Principal Warrant. The Amended Class A Principal Warrant will be exercisable to purchase a total of ________________ shares of Common Stock at a price of $0.20 per share. The form of Amended Class A Principal Warrant is set forth as Exhibit E.

1.6   Under certain conditions, upon the exercise of certain of the Prior Class A Warrants and Prior Class A-1 Warrants (collectively, the “Prior Warrants”), the Holder would have been entitled to receive an additional warrant for every two (2) shares of Common Stock purchased upon such exercise. Concurrently herewith, the Company will issue ___________ Class B Common Stock Purchase Warrants (the “Class B Warrants”) to the Holder in lieu of the warrants that would have been issuable to the Holder upon any such exercise of the Prior Warrants. The Class B Warrants will be exercisable to purchase one share of Common Stock at a price of $0.20 per share. The form of Class B Warrant is set forth as Exhibit F.  The Amended Class A Warrants, the Amended Class A-1 Warrants, the Amended Class A Principal Warrant and the Class B Warrants are referred to collectively as the “Warrants.”

1.7   Series of Notes.  This Note has been issued as an amendment of the Prior Notes and Allonge issued to the Holder. This Note is one of a series of Notes issued by the Company as of the date hereof (the “Amended Notes”) as amendments of prior notes held by their respective Holders.

2.   Payments.  All payments under this Note shall first be credited against costs and expenses provided for in this Note, second to the payment of any penalties, third to the payment of accrued and unpaid Interest, if any, and the remainder shall be credited against principal.  All cash payments due hereunder shall be payable in legal tender of the United States of America, and in same day funds delivered to the Holder by cashier's check, certified check, bank wire transfer or any other means of guaranteed funds to the mailing address provided below, or at such other place as the Holder shall designate in writing for such purpose from time to time.  If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday (any other day being a "Business Day"), the due date of the payment shall be extended to the next succeeding Business Day, and Interest, if any, shall be payable thereon during such extension.

3.   Pre-Payments and Maturity Date.  This Note shall be due and payable in full, including all accrued Interest thereon, on December 31, 2010 (the "Maturity Date").  At any time on or prior to the Maturity Date, the Company shall have the right to prepay this Note, in whole or in part, on ten (10) days' advance notice to the Holder and subject to the right of the Holder to convert in advance of such prepayment date and provided that, on such prepayment date, the Company will pay in respect of the redeemed Note cash equal to the face amount plus accrued but unpaid Interest on the Note (or portion thereof) redeemed.  At any time after the Maturity Date, the Company shall have the right to repay this Note, in whole or in part, on ten (10) days' advance notice to the Holder and subject to the right of the Holder to convert in advance of such repayment date.  The Company may prepay this Note at any time after issuance without penalty.

4.   Equal Rank.  This Note represents one of a series of Amended Notes that are amendments of a series of One Million Dollars ($1,000,000) principal amount of 10% Series A Convertible Notes previously issued by the Company.  All Amended Notes rank equally and ratably without priority over one another.

5.   Conversion of Note and Issuance of Shares.

5.1   The unpaid principal amount of this Note is convertible, at the option of the Holder, into shares of the Company’s Common Stock (the “Common Stock”) at any time after the Issue Date prior to the close of business on the Business Day prior to the date of repayment of such principal amount at the rate of $0.20 per share (the “Conversion Price”), subject to adjustment as hereinafter provided. No fractional shares will be issued. In lieu thereof, the Company will pay cash for fractional share amounts equal to the Fair Market Value of the Common Stock on the date of conversion.

5.2   Limitation on Conversion Rights.  Notwithstanding any other provision of Paragraph 5 to the contrary, the Holder shall not be entitled to convert this Note in excess of that number of shares of Common Stock which, upon giving effect to such conversion, would cause the aggregate number of shares of Common Stock beneficially owned by the Holder and its Affiliates to exceed 9.9% of the outstanding shares of the Common Stock following such conversion.  For purposes of the foregoing provision, the aggregate number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock beneficially owned and those shares issuable upon conversion of this Note and all Related Notes with respect to which the determination of such proviso is being made, but shall exclude the number of shares of Common Stock that would be issuable upon (i) conversion of the remaining principal amount of this Note and the Related Notes beneficially owned by the Holder and its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company into Common Stock beneficially owned by the Holder and its Affiliates that are subject to a limitation on conversion or exercise analogous to the limitation contained in this Note.  For purposes of this Paragraph, in determining the number of outstanding shares of Common Stock the Holder may rely on the number of outstanding shares of Common Stock as reflected in (a) the Company's most recent Form 10-Q or Form 10-K, as the case may be, or (b) a more recent public announcement by the Company or (c) any other written communication by the Company or its Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the reasonable written or oral request of the Holder, the Company shall promptly confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any conversions, exercises or purchases by the Holder since the date as of which such number of outstanding shares of Common Stock was reported.  Except as otherwise set forth herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.  If the foregoing 9.9% limitation is ever reached and the Holder desires to convert this Note or part thereof into equity, the Company will acknowledge the conversion in writing, but not issue the Holder any additional shares of Common Stock at that point.  Under such circumstances the Holder will have the right to receive additional shares of Common Stock as a result of the conversion only at such point and to the extent that its beneficial ownership subsequently becomes less than 9.9% and such issuance will not cause the Holder’s beneficial ownership to exceed 9.9%.  Upon written notice to this effect given by the Holder, the Company will issue such additional shares in accordance with Paragraph 5.7, “Issuance of Certificate.”

5.3   Adjustment Based Upon Stock Dividends, Combination of Shares or Recapitalization.  The Conversion Price shall be adjusted in the event that the Company shall at any time (i) pay a stock dividend on the Common Stock; (ii) subdivide its outstanding Common Stock into a greater number of shares; (iii) combine its outstanding Common Stock into a smaller number of shares; (iv) issue by reclassification of its Common Stock any other special capital stock of the Company; or (v) distribute to all holders of Common Stock evidences of indebtedness or assets (excluding cash dividends) or rights or warrants to subscribe for Common Stock (other than those mentioned above).  No adjustment of the Conversion Price will be required until cumulative adjustments amount to One Dollar ($1.00) per Note or more.  Upon the occurrence of an event requiring adjustment of the Conversion Price, and thereafter, the Holder, upon surrender of this Note for conversion, shall be entitled to receive the number of shares of Common Stock or other capital stock of the Company that the Holder would have owned or been entitled to receive after the happening of any of the events described above had this Note been converted immediately prior to the happening of such event.

5.4   Adjustment Based Upon Merger or Consolidation.  In case of any consolidation or merger to which the Company is a party (other than a merger in which the Company is the surviving entity and which does not result in any reclassification of or change in the outstanding Common Stock of the Company), or in case of any sale or conveyance to another person, firm, or corporation of the property of the Company as an entirety or substantially as an entirety, the Holder shall have the right to convert this Note into the kind and amount of securities and property (including cash) receivable upon such consolidation, merger, sale or conveyance by the Holder of the number of shares of Common Stock into which such Note might have been converted immediately prior thereto.

5.5   Exercise of Conversion Privilege.

5.5.1   The conversion right provided for in this Note shall be exercisable by the Holder by written notice to the Company or its successor and the surrender of this Note in exchange for the number of shares of Common Stock (or other securities and property, including cash, in the event of an adjustment of the Conversion Price) into which this Note is convertible based upon the Conversion Price.

5.5.2   The Holder's conversion right set forth in this Paragraph 5 may be exercised at any time and from time to time but prior to payment in full of the principal amount and the accrued Interest on this Note.  Conversion rights will expire at the close of business on the Business Day prior to the redemption date of this Note.

5.5.3   The Holder may exercise the right to convert all or any portion of the principal amount and accrued Interest on this Note by delivery of (i) this Note and (ii) a completed Conversion Notice in the form attached as Exhibit B on a Business Day to the Company's principal executive offices.  Such conversion shall be deemed to have been made immediately prior to the close of business on the Business Day of such delivery of a conversion notice (the "Conversion Date"), and the Holder shall be treated for all purposes as the record holder of the shares of Common Stock into which this Note is converted as of such date.

5.5.4   Upon conversion of the entire principal amount and accrued Interest of this Note and the delivery of shares of Common Stock upon conversion of this Note, except as otherwise provided in Paragraph 22, "Representations and Warranties to Survive Closing," the Company shall be forever released from all of its obligations and liabilities under this Note.

5.6   Corporate Status of Common Stock to be Issued.  All shares of Common Stock (or other securities in the event of an adjustment of the Conversion Price) which may be issued upon the conversion of this Note shall, upon issuance, be fully paid and nonassessable.

5.7   Issuance of Certificate.  Upon the conversion of this Note, the Company shall, within five (5) Business Days of such conversion, issue to the Holder a certificate or certificates representing the number of shares of Common Stock (or other securities in the event of an adjustment of the Conversion Price) to which the conversion relates.

5.8   Price Protection.  In the event that the Company shall sell any of its equity securities or issue securities convertible into, or exercisable or exchangeable for, Common Stock at a price per share that is less than $0.20 (the “New Price”), then, in such event, the Conversion Price shall automatically, and without further action on the part of the Holder or the Company, be adjusted to the New Price. Notwithstanding the foregoing, the provisions of this Section 5.8 shall not apply to the issuance of stock options to the Company’s management, directors, employees, consultants and advisors so long as such options are issued with exercise prices per share that are no less than the fair market value of a share of Common Stock at the time of issuance.

6.   Status of Holder of Note.  This Note shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company or to any rights whatsoever except the rights herein expressed, and no dividends shall be payable or accrue in respect of this Note or the securities issuable upon the conversion hereof unless and until this Note shall be converted.  Upon the conversion of this Note, the Holder shall, to the extent permitted by law, be deemed to be the holder of record of the shares of Common Stock issuable upon such conversion, notwithstanding that the stock transfer books of the Company shall then be closed or that the certificates representing such shares of Common Stock shall not then be actually delivered.

7.   Reserve of Shares of Common Stock.  The Company shall reserve out of its authorized shares of Common Stock, and other securities in the event of an adjustment of the Conversion Price, a number of shares sufficient to enable it to comply with its obligation to issue shares of Common Stock, and other securities in the event of an adjustment of the Conversion Price, upon the conversion of this Note.

8.   Transfer Restrictions; Exemption from Registration.

8.1   The Holder agrees that (i) this Note and the Common Stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold or transferred without registration under the Act or unless an exemption from such registration is available; (ii) the Holder has acquired this Note and will acquire the Common Stock for its own account for investment purposes only and not with a view toward resale or distribution; and (iii) if a registration statement that includes the Common Stock is not effective at the time Common Stock is issued to Holder upon conversion under this Note, and the Common Stock is not exempt from registration under Rule 144, then the Common Stock shall be inscribed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF HOLDER'S COUNSEL, IN A CUSTOMARY FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

8.2   If an opinion of counsel of Holder provides that registration is not required for the proposed conversion or transfer of this Note or the proposed transfer of the shares of Common Stock issuable upon conversion and that the proposed conversion or transfer in the absence of registration would require the Company to take any action including executing and filing forms or other documents with the Securities and Exchange Commission (the "SEC") or any state securities agency, or delivering to the Holder any form or document in order to establish the right of the Holder to effectuate the proposed conversion or transfer, the Company agrees promptly, at its expense, to take any such action; and provided, further, that the Company will reimburse the Holder in full for any expenses (including but not limited to the fees and disbursements of such counsel, but excluding brokers' commissions) incurred by the Holder or owner of the Common Stock on his, her or its behalf in connection with such conversion or transfer of the Note or transfer of the Common Stock.

9.   Registration Rights.  The Holder shall have the right, under the terms of the Amended and Restated Registration Rights Agreement of even date herewith between the Holder and the Company, to cause the Company to register the Common Stock underlying the Warrants in a registration statement under the Act, filed by the Company with the SEC.

10.   Rule 144.  If the Company (a) has registered or registers a class of securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or (b) files or commences to file reports under Section 13 or 15(d) of the Exchange Act, then, at the request of any Holder who proposes to sell securities in compliance with Rule 144 of the SEC, the Company will (i) forthwith furnish to such holder a written statement of compliance with the filing requirements of the SEC as set forth in Rule 144, as such rules may be amended from time to time and (ii) make available to the public and such Holder such information and take such other action as is requested by the Holder to enable the Holder to make sales pursuant to Rule 144.

11.   Default.  The Company shall perform its obligations and covenants hereunder and in each and every other agreement between the Company and Holder pertaining to the Indebtedness evidenced hereby.  The following provisions shall apply upon failure of the Company so to perform.

11.1   Event of Default.  Any of the following events shall constitute an "Event of Default" hereunder:

11.1.1   Failure by the Company to pay principal of any of this Note when due and payable on the Maturity Date;

11.1.2   Failure of the Company to pay Interest when due hereunder; or

11.1.3   Except as set forth in Paragraphs 11.1.1 and 11.1.2, failure of the Company to perform any of the covenants, conditions, provisions or agreements contained herein, or in any other agreement between the Company and Holder, which failure continues for a period of thirty (30) days after notice of default has been given to the Company by the Holders of not less than twenty-five percent (25%) of the principal amount of the Notes then outstanding; provided, however, that if the nature of the Company's obligation is such that more than thirty (30) days are required for performance, then an Event of Default shall not occur if the Company commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; or

11.1.4   The entry of an order for relief under the Federal Bankruptcy Code as to the Company or entry of any order appointing a receiver or trustee for the Company or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by the Company seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor's act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature.

11.2   Acceleration.  Upon any Event of Default (in addition to any other rights or remedies provided for under this Note), at the option of the Holders of not less than twenty-five percent (25%) of the principal amount of the Notes then outstanding, all sums evidenced hereby, including all principal, Interest, fees and all other amounts due hereunder, shall become immediately due and payable.  If an Event of Default in the payment of principal or Interest should occur and be continuing with respect to the Note, any one or more holders of the Notes then outstanding may declare the principal of the Notes to be immediately due and payable.  In the Event of a Default due to a breach of any other covenant or term, Holders representing twenty-five percent (25%) of the principal amount of the Notes may take action to accelerate the Notes.

11.3   Notice by Company.  Upon the happening of any Event of Default specified in this paragraph that is not cured within the respective periods prescribed above, the Company will give prompt written notice thereof to the Holder of this Note.

11.4   No Waiver.  Failure of the Holder to exercise any option hereunder shall not constitute a waiver of the right to exercise the same in the event of any subsequent Event of Default, or in the event of continuance of any existing Event of Default after demand or performance thereof.

11.5   Default Interest.  “Default Interest” will accrue on an unpaid principal or Interest due hereunder at the rate of fifteen percent (15%) per annum upon the occurrence of any Event of Default until the Event of Default is cured; provided that, effective January 1, 2010, such rate will become twenty percent (20%) per annum.

11.6   Pursuit of any Remedy.  No Holder of a Note may pursue any remedy under the Notes unless (i) the Company shall have received written notice of a continuing Event of Default from the Holder and (ii) the Company shall have received a request from Holders of at least twenty-five percent (25%) of principal amount of the Notes to pursue such remedy.  The Holders of fifty-one percent (51%) of principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Noteholders under the Notes.

12.   Assignment, Transfer or Loss of the Note.

12.1   No Holder of this Note may assign, transfer, hypothecate or sell all or any part of this Note or in any way alienate or encumber the Note without the express written consent of the Company, the granting or denial of which shall be within the absolute discretion of the Company.  Any attempt to effect such transfer without the consent of the Company shall be null and void.  The Company has not registered this Note under the Act or the applicable securities laws of any state in reliance on exemptions from registration.  Such exemptions depend upon the investment intent of the Holder at the time he acquires his Note.  The Holder is acquiring this Note for his own account for investment purposes only and not with a view toward distribution or resale of such Note within the meaning of the Act and the applicable securities laws of any state.  The Company shall be under no duty to register the Note or to comply with an exemption in connection with the sale, transfer or other disposition under the applicable laws and regulations of the Act or the applicable securities laws of any state.  The Company may require the Holder to provide, at his expense, an opinion of counsel satisfactory to the Company to the effect that any proposed transfer or other assignment of the Note will not result in a violation of the applicable federal or state securities laws or any other applicable federal or state laws or regulations.

12.2   All expenses, including reasonable legal fees incurred by the Company in connection with any permitted transfer, assignment or pledge of this Note will be paid by the Holder requesting such transfer, assignment or pledge.

12.3   Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction of any Note, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of any Note held by the original Noteholder, of an indemnity agreement reasonably satisfactory to the Company), or, in the case of any such mutilation, upon the surrender of such Note to the Company at is principal office for cancellation, the Company at its expense will execute and deliver, in lieu thereof, a new Note of like tenor, dated the date to which interest hereunder shall have been paid on such lost, stolen, destroyed or mutilated Note.

12.4   Subject to Subparagraph 12.1 above, the Holder may, at his option, either in person or by duly authorized attorney, surrender this Note for registration of transfer at the principal office of the Company and, upon payment of any expenses associated with the transfer, receive in exchange therefor a Note or Notes, dated as of the date to which interest has been paid on the Note so surrendered, each in the principal amount of $1,000 or any multiple thereof, for the same aggregate unpaid principal amount as the Note so surrendered and registered as payable to such person or persons as may be designated by the Holder.  Every Note surrendered for registration of transfer shall be duly endorsed or shall be accompanied by a written instrument of transfer duly executed by the Holder or his attorney duly authorized in writing.  Every Note, so made and delivered by the Company in exchange for any Note surrendered, shall in all other respects be in the same form and have the same terms as the Note surrendered.  No transfer of any Note shall be valid unless made in such manner at the principal office of the Company.

12.5   The Company may treat the person in whose name this Note is registered as the owner and Holder of this Note for the purpose of receiving payment of all principal of and all Interest on this Note, and for all other purposes whatsoever, whether or not such Note shall be overdue and, except for transfers effected in accordance with this subparagraph, the Company shall not be affected by notice to the contrary.

13.   Modifications and Amendments.  After notice given by the Company to the Holders of all Notes at the time outstanding, the Company may from time to time and at any time enter into an agreement or agreements supplemental to the provisions of this Note for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Notes or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental agreement, modification or amendment may, without the consent of the holder of each Note then outstanding affected thereby, (i) reduce the percentage of principal amount of Notes whose Holders may consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including Default Interest, on any Note; (iii) reduce the principal amount of any Note or change the Maturity Date of the Notes; (iv) make any Note payable in money other than that stated in the Note; (v) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note; (vi) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Note; or (vii) waive a continuing default or Event of Default in the payment of principal of, premium, if any, or Interest on the Notes.  The modifications and amendments of the Notes may be made by the Company without the consent of any Holders of Notes in certain limited circumstances, including (a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under the Notes upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, or (c) to make any change that does not adversely affect the rights of any holder of Notes.  The Holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Notes, except a default in the payment of principal, premium, if any, or Interest.  Promptly after execution by the Company and Holders of the Notes of a supplemental agreement pursuant to the provisions of this paragraph, the Company shall deliver a copy of such supplemental agreement to all Holders of the Notes at the time outstanding.

14.   Notices.  All notices provided for herein shall be validly given if in writing and delivered personally or sent by certified mail, postage prepaid, to the office of the Company or such other address as the Company may from time to time designate in writing sent by certified mail, postage prepaid, to the Holder at his address set forth below or such other address as the Holder may from time to time designate in writing to the Company by certified mail, postage prepaid.

15.   Usury.  All Interest, Default Interest, fees, charges, goods, things in action or any other sums or things of value, or other contractual obligations (collectively, the "Additional Sums") paid by the Company hereunder, whether pursuant to this Note or otherwise, with respect to the Indebtedness evidenced hereby, or any other document or instrument in any way pertaining to the Indebtedness, which, under the laws of the State of California may be deemed to be Interest with respect to such loan or Indebtedness, shall, for the purpose of any laws of the State of California, which may limit the maximum amount of Interest to be charged with respect to such loan or Indebtedness, be payable by the Company as, and shall be deemed to be, Interest and for such purposes only, the agreed upon and contracted rate of Interest shall be deemed to be increased by the Additional Sums.  Notwithstanding any provision of this Note to the contrary, the total liability for payments in the nature of Interest under this Note shall not exceed the limits imposed by applicable law.  The Company shall not assert a claim, and shall actively resist any attempts to compel it to assert a claim, respecting a benefit under any present or future usury laws against any Holder of this Note.

16.   Binding Effect.  This Note shall be binding upon the parties hereto and their respective heirs, executors, administrators, representatives, successors and permitted assigns.

17.   Collection Fees.  Except as otherwise provided herein, the Company shall pay all costs of collection, including reasonable attorneys' fees and all costs of suit and preparation for such suit (and whether at trial or appellate level), in the event the unpaid principal amount of this Note, or any payment of Interest is not paid when due, or in the event Holder is made party to any litigation because of the existence of the Indebtedness evidenced by this Note, or if at any time Holder should incur any attorneys' fees in any proceeding under the Federal Bankruptcy Code (or other similar laws for the protection of debtors generally) in order to collect any Indebtedness hereunder or to preserve, protect or realize upon any security for, or guarantee or surety of, such Indebtedness whether suit be brought or not, and whether through courts of original jurisdiction, as well as in courts of appellate jurisdiction, or through a bankruptcy court or other legal proceedings.

18.   Construction.  This Note shall be governed as to its validity, interpretation, construction, effect and in all other respects by and in accordance with the laws and interpretations thereof of the State of California.  Unless the context otherwise requires, the use of terms in singular and masculine form shall include in all instances singular and plural number and masculine, feminine and neuter gender.

19.   Severability.  In the event any one or more of the provisions contained in this Note or any future amendment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note or such other agreement, and in lieu of each such invalid, illegal or unenforceable provision there shall be added automatically as a part of this Note a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

20.   Entire Agreement.  This Note Agreement represents the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations and warranties with respect thereto.

21.   Governing Law; Jurisdiction; Jury Trial.  The corporate laws of the State of Nevada shall govern all issues concerning the relative rights of the Company and its shareholders.  All other questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of San Diego for the adjudication of any dispute hereunder or in connection herewith or therewith, or with any transaction contemplated hereby or discussed herein, or in any manner arising in connection with or related to the transactions contemplated hereby or involving the parties hereto whether at law or equity and under any contract, tort or any other claim whatsoever and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing or faxing a copy thereof to such party at the address for such notices as listed in this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

22.   Representations and Warranties to Survive Closing.  All representations, warranties and covenants contained herein shall survive the execution and delivery of this Note and the issuance of any shares of Common Stock upon the conversion hereof.

23.   Headings.  The headings used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

24.   Definitions.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors of such Person duly authorized to act on behalf of the Board of Directors of such Person.

"Capital Stock" means, with respect to any Person, any and all shares, interests, equity participations or other equivalents (however designated) of corporate stock or partnership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of such Person.

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a)           if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(b)           if such Common Stock is quoted on the NASDAQ National Market or the NASDAQ Capital Market, its closing price on the NASDAQ National Market or the NASDAQ Capital Market, respectively, on the date of determination;

(c)           if such Common Stock is not listed on a national securities exchange or quoted on the NASDAQ National Market or the NASDAQ Capital Market, but is traded in the over-the-counter market, the average of the bid and ask prices for a share of Common Stock on the most recent date on which the Common Stock was publicly traded;

(d)   if none of the foregoing is applicable, by the Company’s Board of Directors in good faith.

"GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

"Holder" means a Person in whose name a Note is registered on the Company's books.

"Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof); (ii) evidenced by bonds, notes, debentures or similar instruments; (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business); (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation under GAAP; or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under interest rate swap obligations and foreign currency hedges; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such Person has guaranteed or that are otherwise its legal liability; (d) Indebtedness (as otherwise defined in this definition) of another Person secured by lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured, and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a board resolution; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d) or this clause (e), whether or not between or among the same parties.

"Issue Date" means February 15, 2009.

"Maturity Date" means December 31, 2010.

"Person" means any individual, corporation, partnership, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Senior Indebtedness” means any Indebtedness of the Company, outstanding prior to the date of this Note, unless such Indebtedness is pari passu with or contractually subordinate or junior in right to payment of this Note, except Indebtedness to any Affiliate of the Company, which shall be junior and subordinate to this Note.

“Subordinated Indebtedness of the Company” means any Indebtedness of the Company incurred after the date of this Note.

A "subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person or its subsidiary is entitled to receive more than fifty percent (50%) of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of directors or other governing body of such Person.

"Subsidiary" means any subsidiary of the Company.

"Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency, to vote in the election of members of the Board of Directors or other governing body of such Person.

25.   Miscellaneous.  Except as otherwise provided herein, the Company waives demand, diligence, presentment for payment and protest, notice of extension, dishonor, maturity and protest.  Time is of the essence with respect to the performance of each and every covenant, condition, term and provision hereof.

26.   Covenants of the Company.  The Company covenants to perform the following:

26.1   The Warrants will have a term expiring seven (7) years from their respective dates of issuance.  All Warrants will be assignable by their holders.

26.2   The Company will hold Board meetings, whether formal or informal, at a frequency consistent with its past practices.

26.3   Upon the execution of this Note, the Company will pay a total of $64,153.14 for all of the fees and related costs of Quarles & Brady, LLP, legal counsel of the Holder by (i) issuing to Quarles & Brady a promissory note on the same terms and conditions as this Note; provided that such note will bear interest at the rate of twelve percent (12%) per annum from the date of the original invoices for services rendered, and (ii) issuing to Quarles & Brady Common Stock purchase warrants providing a “net exercise” or “cashless exercise” option. The forms of promissory note and warrants to be issued under this Paragraph 26.3 are set forth as Exhibits G, H and I.

26.4   The Company will execute such other documents as may be necessary or appropriate to carry out the provisions of this Note and the Warrants.  The Company will bear all reasonable costs associated with the preparation and implementation of this Note and the Warrants.

27.   Senior Subordinated Indebtedness.

27.1   This Note constitutes Senior Subordinated Indebtedness of the Company and is unsecured.

27.2   The Indebtedness evidenced by this Note and all of the Notes will be subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing Senior Indebtedness.  This Note will be senior to, in right of payment of principal of, premium, if any, and accrued and unpaid interest on, any Subordinated Indebtedness of the Company.

27.3   Upon any distribution of assets of the Company in any dissolution, winding up, liquidation or reorganization of the Company, all holders of Senior Indebtedness of the Company must be paid in full before any payment or distribution is made with respect to this Note.  The Company shall pay all principal or distribution to the holders of Subordinated Indebtedness.

IN WITNESS WHEREOF, this Note has been executed on the 14th day of June, 2010.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Senior Vice President - Finance

Accepted and agreed to:

By: ____________________________

Mailing Address of Holder:
____________________
____________________
____________________

Mailing Address of Company:
8910 University Center Lane
Suite 660
San Diego, CA 92122

EXHIBIT A

SCHEDULE OF ADVANCES

EXHIBIT B

CONVERSION NOTICE

(To be signed only upon conversion of this Note)

TO:   AETHLON MEDICAL, INC.

The undersigned, the registered holder of the Amended and Restated 12 % Series A Convertible Note (the "Note") of AETHLON MEDICAL, INC. (the "Company"), hereby surrenders the Note for conversion into shares of Common Stock of the Company (the "Common Stock") to the extent of $____________ unpaid principal amount of the Note and $__________ unpaid accrued Interest due under the Note, all in accordance with the provisions of such Note.  The undersigned requests (i) that a certificate representing the shares, bearing the appropriate legends, be issued to the undersigned, and (ii) if the unpaid principal amount so converted is less than the entire unpaid principal amount of the Note, that a new substitute note representing the portion of said unpaid principal amount that is not so converted be issued in accordance with the provisions of the Note.

________________________________________
  (Signature and name of the registered holder)

________________________________________
  Print Name

Dated:___________________________________

EXHIBIT C

FORM OF AMENDED CLASS A WARRANT

[Attached hereto]

EXHIBIT D

FORM OF AMENDED CLASS A-1 WARRANT

[Attached hereto]

EXHIBIT E

FORM OF AMENDED CLASS A PRINCIPAL WARRANT

[Attached hereto]

EXHIBIT F

FORM OF CLASS B WARRANT

[Attached hereto]

EXHIBIT G

FORM OF QUARLES & BRADY, LLP
PROMISSORY NOTE

[Attached hereto]

EXHIBIT H

FORM OF QUARLES & BRADY, LLP
AMENDED AND RESTATED
CLASS A
COMMON STOCK PURCHASE WARRANT

[Attached hereto]

EXHIBIT I

FORM OF QUARLES & BRADY, LLP
AMENDED AND RESTATED
CLASS A PRINCIPAL
COMMON STOCK PURCHASE WARRANT

[Attached hereto]